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                                                                EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



Board of Directors
Maxim Pharmaceuticals, Inc.

We consent to incorporation by reference in the registration statement (No. 333-11375) on Form S-8 of Maxim Pharmaceuticals, Inc. of our report dated October 31, 1997, relating to the balance sheets of Maxim Pharmaceuticals, Inc. (a development stage company) as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1997, and for the period from inception (October 23, 1989) through September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of Maxim Pharmaceuticals, Inc.


/s/ KPMG PEAT MARWICK LLP

San Diego, California
December 23, 1997